Exhibit 24.1

POWER OF ATTORNEY

I appoint James A. Lawrence, Siri S. Marshall and Donal L. Mulligan, together and separately, to be my attorneys-in-fact. This means they may, in my name and place:

*

Sign the registration statement on Form S-3 for the registration of the resale by selling securityholders of General Mills, Inc. Floating Rate Convertible Senior Notes due 2037 (the “Notes”) and common stock issuable upon conversion of the notes, and any amendments (including post-effective amendments) to that registration statement;

*

File the registration statement mentioned above on Form S-3 (with exhibits and related documents) and any amendments and supplements thereto (with exhibits and related documents) with the Securities and Exchange Commission;

*	Perform the acts that need to be done concerning these filings; and

*	Name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

/s/ Paul Danos	/s/ Kendall J. Powell
Paul Danos Dated: July 30, 2007	Kendall J. Powell Dated: August 5, 2007

/s/ William T. Esrey	/s/ Michael D. Rose
William T. Esrey Dated: August 1, 2007	Michael D. Rose Dated: August 3, 2007

/s/ Raymond V. Gilmartin	/s/ Robert L. Ryan
Raymond V. Gilmartin Dated: July 30, 2007	Robert L. Ryan Dated: July 30, 2007

/s/ Judith Richards Hope	/s/ A. Michael Spence
Judith Richards Hope Dated: July 31, 2007	A. Michael Spence Dated: August 1, 2007

/s/ Heidi G. Miller	/s/ Dorothy A. Terrell
Heidi G. Miller Dated: July 31, 2007	Dorothy A. Terrell Dated: July 31, 2007

/s/ Hilda Ochoa-Brillembourg
Hilda Ochoa-Brillembourg Dated: July 30, 2007

/s/ Steve Odland
Steve Odland Dated: July 30, 2007